SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2008 (February 25, 2008)

HOLLY ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32225 (Commission File Number)	20-0833098 (I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas (Address of principal executive offices)		75201-6915 (Zip code)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
SIGNATURES

Item 7.01	Regulation FD Disclosure.
     Holly Energy Partners, L.P. (the “Partnership”) has completed a preliminary evaluation of the potential effects on the Partnership of the February 18, 2008 explosion and fire at Alon USA’s Big Spring refinery. Though Alon has not yet notified us of the effects that the explosion and fire will have on their shipments through our pipelines, it is possible that such shipments could be substantially below normal for some period of time.
     Under our Pipelines and Terminals Agreement (the “Agreement”) with Alon dated February 28, 2005, we are guaranteed volumes that support a minimum revenue commitment. However, under terms of the Agreement, Alon has force majeure rights that would allow them to suspend or reduce their minimum commitment obligation in certain circumstances. Although we have not been notified by Alon of their intent to claim force majeure, it is possible they could do so.
     To mitigate the effect of force majeure and other situations, we have business interruption insurance to address lost revenues from our major customers including Alon. Such coverage is subject to a 45 day deductible period and has a limit of $50 million. Due to this insurance coverage, we believe the extent of our exposure to lower cash flow resulting from the Alon outage should not exceed approximately $2.5 million to $3.0 million.
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     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this report on Form 8-K relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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     In accordance with General Instruction B.2. of Form 8-K, the information furnished in this report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), or otherwise subject to the liabilities of that section, unless the Partnership specifically incorporates it by reference in a document filed under the Exchange Act or the Securities Act of 1933. By filing this report on Form 8-K and furnishing this information, the Partnership makes no admission as to the materiality of any information in this report or that any such information includes material investor information that is not otherwise publicly available.
     The information contained in this report on Form 8-K is intended to be considered in the context of the Partnership’s SEC filings and other public announcements that the Partnership may make, by press release or otherwise from time to time. The Partnership disclaims any current intention to revise or update the information contained in this report although the Partnership may do so from time to time as its management believes is warranted. Any such updating may be made through the furnishing or filing of other reports or documents with the SEC, through press releases or through other public disclosure.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
HOLLY ENERGY PARTNERS — OPERATING,
L.P., a Delaware limited partnership

By: HEP Logistics GP, L.L.C., a Delaware
limited liability company, its General Partner

By: Holly Energy Partners, L.P., a Delaware
limited partnership, its Sole Member

By: HEP Logistics Holdings, L.P., a Delaware
limited partnership, its General Partner

By: Holly Logistic Services, L.L.C., a
Delaware limited liability company, its General Partner

By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

Date: February 26, 2008